Exhibit 99.8

AZZ incorporated Reports Results for the Second

Quarter of Fiscal 2004 and Election of New Directors

Contact:	Dana Perry, Vice President – Finance and CFO

AZZ incorporated 817-810-0095

Internet: www.azz.com

RCG Capital Markets Group, Inc. 480-675-0400

Retail: Robert Blum

Institutional/Analysts: Joe Dorame

Media: Kristen Klein

Internet: www.rcgonline.com

September 25, 2003 – FORT WORTH, TX—AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the three and six-month periods ended August 31, 2003. Revenues for the second quarter were $34.0 million, compared to $48.8 million for the comparable period last year. Net income for the second quarter was $1.0 million, or $0.19 per diluted share, compared to net income of $2.6 million, or $0.49 per diluted share, in last year’s fiscal second quarter.

Backlog at the end of the second quarter was $48.5 million, compared to $ 45.7 million at the end of the first quarter and $49.1 million at end of the prior fiscal year end. Incoming orders for the second quarter totaled $36.8 million for a book to ship ratio of 108 percent for the quarter.

Outstanding debt at the end of the quarter was $32.2 million, down $7.9 million from the first quarter and down $12.4 from the year ended February 28,2003. AZZ’s long-term debt to equity ratio of .40 to 1 at the end of the second quarter compares favorably to .77 to l for the same period last year.

For the six-month period, the Company reported revenues of $70.4 million, compared to $98.5 million for the comparable period last year. Net income for the six months was $1.9 million, or $0.35 per diluted share, compared to $5.2 million, or $0.99 per diluted share for the comparable six-month period last year. Incoming orders for the first six-month period were $69.8 million for a year to date book to ship ratio of 99 percent.

Revenues for the Electrical and Industrial Products Segment were $22.1 million, compared to $36.3 million in the previous year’s second quarter. Operating income for this Segment was $1.5 million, compared to $4.1 million in the second quarter of last year. For the first six months, revenues were $46.3 million and operating income was $3.0 million compared to $73.3 and $ 8.7 million respectively for the first six months of the prior year.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “While we have not seen any appreciable improvement in our market conditions, we remain cautiously optimistic that our markets have stabilized. Our quotation activity would support this, as well as, for the first time since the quarter ended in August 2001, our incoming orders exceeded our shipments for the quarter. With the reductions that we have made in our cost structure to better match our volume levels, and the improvement in our operating efficiency, we believe we are well positioned to benefit from any recovery we may see in our markets. The softness in the industrial markets combined with the continued deferral of needed upgrades to the transmission grid, has hampered our ability to offset the downturn in power generation projects. We are hopeful that recent events will reinforce the need to establish cost recovery methods for expenditures on the transmission grid, and we should begin to benefit from investment in the transmission grid and other infrastructure projects. Our products serving the distribution market have seen stable demand, and represent the largest portion of our backlog.”

Revenues for the Company’s Galvanizing Service Segment were $11.9 million for the second quarter, compared to $12.5 million in the previous year’s comparable quarter. Operating income for the Segment was $2.0 million compared to $2.5 million in the same quarter last year. For the first six months of fiscal 2004, revenues were $24.1 million, and operating income was $4.0 million compared to $25.1 and $5.0 million respectively for the first six months of the prior year.

Mr. Dingus continued, “For many months, we have clearly felt the impact of the severe downturn in the steel fabrication market, particularly the cellular tower market. However, our volume levels during the last six months have been relatively consistent and lead us to believe that there has been some bottoming out in demand. Pricing pressures continue due to the imbalance between capacity and market demand. Operating margins continue to be negatively impacted by lower revenues, reduced selling prices and increased utility costs when compared to the same period last year. Our utility costs have increased 27 percent over the same period last year, and account for the largest portion of the reduction in operating margins when compared to the prior year. Favorable zinc cost has partially offset the unfavorable impact of reduced selling prices. Just as with our electrical and industrial products segment, any improvement in the industrial sector or the economy should provide for added volume and operating income opportunities for this segment.”

Mr. Dingus concluded, “Due to the continued delays in receipt of key orders, particularly with those involved with high voltage transmission, and the timing of shipments of our backlog, we believe that we will not be able to achieve the earnings level that was provided in our previous guidance. Taking these factors into consideration, we believe that it is prudent to revise our previously issued earnings guidance for fiscal 2004. Our revised earning guidance is for earnings per diluted share to be within the range of $0.65 to $0.75, and revenues to be within the range of $125 to $135 million.”

Based upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors, at its regularly scheduled meeting on September 24, 2003, elected two members to the Board of Directors. This increases the size of the Board to eleven members, and increases the number of independent Directors to eight. Mr. W. C. Walker, a management consultant, and Mr. Robert H. Johnson, CPA and Financial Consultant were elected as Directors. Both of these gentlemen served as Directors of the Company for many years, and have served the last three years as an advisory director. Their extensive knowledge of the operations of the

Company, years of professional experience and experience as being a director of a public company, will provide additional guidance and leadership. The Company and Board of Directors are proud to announce their election to the Board of Directors of AZZ incorporated.

AZZ incorporated will conduct a conference call to discuss financial results for the second quarter of fiscal 2004 at 4:15 P.M. Eastern on September 25, 2003. Interested parties can access the call at (719) 457-2625. The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (719) 457-0820, confirmation #265129, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distribution, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct.

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Condensed financial tables on attached page

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amount)

	Three Months Ended		Six Months Ended
	August 31, 2003	August 31, 2002	August 31, 2003	August 31, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$34,011	$48,773	$70,358	$98,456
Income before taxes	$1,607	$4,203	$3,031	$8,382
Net income	$996	$2,620	$1,879	$5,232

Net income per share
Basic	$0.19	$0.50	$.35	$.99
Diluted	$0.19	$0.49	$.35	$.99
Diluted average shares outstanding	5,366	5,301	5,336	5,305

Condensed Consolidated Balance Sheet

(in thousands)

	August 31, 2003	February 28, 2003
	(unaudited)	(unaudited)
Assets:
Current assets	$42,504	$55,056
Net property, plant and equipment	$34,332	$36,612
Other assets, net	$42,383	$42,369

Total assets	$119,219	$134,037

Liabilities and shareholders’ equity:
Current liabilities	$25,003	$31,346
Long term debt due after one year	$26,625	$37,875
Other liabilities	$1,407	$1,407
Shareholders’ equity	$66,184	$63,409

Total liabilities and shareholders’ equity	$119,219	$134,037

Condensed Consolidated Statement of Cash Flow

(in thousands)

	Six Months Ended	Six Months Ended
	August 31, 2003	August 31, 2002
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$12,146	$8,270
Net cash provided by (used in) investing activities	($338)	($2,121)
Net cash provided by (used in) financing activities	($11,712)	($6,205)

Net increase (decrease) in cash and cash equivalents	$96	$(56)
Cash and cash equivalents at beginning of year	$1,984	$1,738

Cash and cash equivalents at end of quarter	$2,080	$1,682

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